Exhibit 10.117

MERGER AGREEMENT

by and between

WARP TECHNOLOGY HOLDINGS, INC. (D/B/A HALO TECHNOLOGY HOLDINGS)

and

EXECUTIVE CONSULTANTS, INC.

January 30, 2006

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2006, by and between Warp Technology Holdings, Inc., a Nevada corporation doing business as Halo Technology Holdings (“Purchaser”), ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Purchaser (“MergerSub”), Executive Consultants, Inc., a Maryland corporation (the “Company”) and all of the stockholders of the Company (the “Sellers”). The Sellers are listed on the signature page to this Agreement.

R E C I T A L S

A.  The Sellers own in the aggregate 100% of the outstanding equity securities of the Company (the “Equity Interests”).

B.  Each of the Company, the Sellers and the Purchaser desire to cause the Company to become an indirect wholly owned subsidiary of the Purchaser on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration or mediation.

“Agreement” shall have the meaning given to it in the Preamble.

“Books and Records” shall mean all product, business and marketing plans, sales and promotional literature and artwork relating to the Company, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Company (including records and lists of customers, distributors, suppliers and personnel), and (c) all telephone and fax numbers used by the Company, in each case whether maintained as hard copy or stored in computer memory, and (d) the organizational documents of the Company.

“Business” shall mean the business and operations of the applicable Company.

“Closing” shall have the meaning given to such term in Section 2.3 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meanings given to such term in the Preamble to this Agreement.

“Company Stockholders” shall mean all of the holders of Equity Interests, including the Sellers.

“Contracts” shall mean all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements to which any of the Company is a party, whether written, oral, established through course of dealing or otherwise.

“Damages” shall mean all claims, demands, losses, liabilities, obligations, damages (including incidental and consequential damages), expenses, actions, judgments, injunctions, orders, decrees, taxes, fines or diminution of value, including, without limitation, interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof.

“Drop Dead Date” shall have the meaning ascribed to it in Section 5.1.1.

“Environmental Laws” shall mean all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of hazardous substances.

“Equity Interests” shall mean all of the outstanding equity interests of the Company, including the Sellers’ Equity Interests.

“Employee Benefit Plan(s)” shall mean other than any obligations pursuant to any Laws, (i) any Employee Welfare Plan or any Pension Plan, (ii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA to which the Company has contributed or been obligated to contribute, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual Employees), arrangement or commitment maintained by the Company for the benefit of Employees.

“Employee Welfare Plan” shall mean other than any obligations pursuant to any Laws, any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, which  the Company sponsor, or under which  the Company or any of the Subsidiaries may incur any liability, and which covers any Employees, including each multi-employer welfare benefit plan.

“Employees” shall have the meaning given to such term in Section 3.10.5 hereof.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, mortgage, security interest, restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning given to such term in Section 3.9.1 hereof.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America on the date hereof, consistently applied.

“Governmental Authority” shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative actions of or pertaining to government.

“Indebtedness” shall mean (i) any liability for borrowed money, including without limitation (i) any liability evidenced by a note, (ii) any obligation for the acquisition of property or assets, (iii) the sale or factoring of any obligation under working capital or other debt facility, (iv) any liability arising from a guarantee or endorsement of another Person’s borrowed money, (v) a promissory note or similar instrument of indebtedness, (vi) any lease payments due under leases constituting Material Contracts and which are required to be capitalized in accordance with GAAP, and (vii) any liability for the payment of purchase price from past acquisitions of  the Company, or past acquisitions of other businesses by  the Company.

“Indemnitee” shall have the meaning given to such term in Section 9.2.3 hereof.

“Indemnitor” shall have the meaning given to such term in Section 9.2.3 hereof.

 “Intellectual Property” shall mean (i) any and all trademarks, service marks, tradenames, mask works, copyrights and patents (including registrations, licenses, and applications pertaining thereto) owned by or licensed to the Company, and (ii) any and all trade secrets, confidential Business information, discoveries, inventions, know-how and any and all other intellectual property rights owned by or licensed to the Company that relate to, or are used by, the Company, other than standard licenses to use ordinary, commercially available software and systems.

“Knowledge of the Company”, “to the Company’s knowledge” and any similar phrase shall mean the actual knowledge of James Gilbert or Joy Gilbert.

“Laws” shall mean any and all case law, common law, and any and all federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning given to such term in Section 3.11 of this Agreement.

“Leases” shall mean all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which the Company is a party and pursuant to which the Company leases, subleases or licenses any real property.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that has, or is reasonably likely to have, a material adverse effect on the business, operations, condition, financial or otherwise, or prospects, taken as a whole, of the respective Company, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which the Company participates, (ii) in general to the industries in which the Company operates and not specifically relating to the Company, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or acts of terrorism involving the United States or any declaration of war by the U.S. Congress.

“Material Contracts” shall have the meaning given to such term in Section 3.12.1.

“Most Recent Balance Sheet” shall have the meaning given to such term in Section 3.9.1.

“Net Working Capital” shall mean the Company’s aggregate (a) cash on hand, plus (b) accounts receivable (net of the allowance for doubtful accounts reflected on the Financial Statements), plus (c) cash deposits held by third parties, plus (d) prepaid expenses, less (x) Accounts Payable (as defined below), (y) Accrued Expenses (as defined below), and (z) Accrued Compensation (as defined below) and related benefits including bonuses and commissions. “Accrued Expenses” shall mean all expenses of the Company, including Taxes, that have been accrued and unpaid as of the date of determination. “Accrued Compensation” shall mean all accrued, but unpaid, compensation to Employees for services to the Company, in their capacity as Employees, for a compensation time period ending as of the date of determination but which is to be paid to such Employees on a date occurring after the date of determination. “Accounts Payable” shall mean the right to payments by third parties who have delivered goods or performed services to the Company as of the date of determination, whether billed or unbilled, and whether or not evidenced by any contract or agreement. Specifically excluded from Net Working Capital are any inter-company obligations between and/or among the Sellers and the Company, none of which shall exist as of the Closing Date.

“Objection Notice” shall have the meaning ascribed to it in Section 2.9.1.

“Obligation” shall mean any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Ordinary Course” means the ordinary course of Business of the applicable Company consistent with past custom and practice (including with respect to quantity and frequency).

“Pension Plan” shall mean other than any obligations pursuant to any Laws, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA), which the Company sponsors or to which the Company contributes or is required to contribute, or under which the Company may incur any liability.

“Permits” shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

“Permitted Encumbrances” shall mean (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers compensation, unemployment insurance, old age pensions or other social security obligations; (iii) liens reflected on the Most Recent Balance Sheet; (iv) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the Ordinary Course of the Company or materially detracting from the value of the assets of the Company; and (vi) source code escrows granted in favor of certain customers.

“Person” means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

“Pre-Closing Tax Period” shall have the meaning given to such term in Section 7.1 hereof.

“Proceeding” shall mean any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Purchase Price” shall have the meaning given to such term in Section 2.9 hereof.

“Purchase Price Reduction Amount” shall have the meaning given to such term in Section 2.9.2 hereof.

“Purchase Price Increase Amount” shall have the meaning given to such term in Section 2.9.2 hereof.

“Purchaser” shall have the meaning given to such term in the Preamble to this Agreement.

“Purchaser Shares” means shares of Common Stock of the Purchaser.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated January __, 2006, as amended by Amendment No. 1 to Registration Rights Agreement in the form attached hereto as Exhibit A between the Purchaser and the Sellers, pursuant to which the Sellers shall be granted certain registration rights with respect to the Purchaser Shares.

“Related Party” shall mean, with respect to any Person, any partner, owner, equity owner, member, director, officer, manager, or controlling Person of such Person.

“Representative” shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Sellers” shall have the meaning given to such term in the Preamble to this Agreement and “Seller” shall mean any one of them, as applicable.

“Software” shall mean any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

“Tax(es)” shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any Governmental Authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers’ compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

“Tax Audit” shall have the meaning given to such term in Section 10.4 hereof.

“Tax Return” shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Third Party Reimbursement” shall have the meaning given to such term in Section 9.5 hereof.

ARTICLE 2
THE MERGER.

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland Annotated Code, Corporations Article (the “MACCL”), at the Effective Time, the MergerSub shall be merged with and into the Company, the separate corporate existence of the MergerSub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2  Effective Time. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing the certificate of merger of the Company and MergerSub (the “Certificate of Merger”) with the Secretary of State of the State of Maryland in such form as required by, and executed in accordance with, the relevant provisions of the MACCL as soon as practicable on or before the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). The Certificate of Merger will be in such form as may be agreed to by the Company and the Purchaser prior to its filing.

2.3  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of counsel for Purchaser, on the date the Effective Time occurs (the “Closing Date”).

2.4  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MACCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5  Certificate of Incorporation; Name. At the Effective Time, the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall continue to be “Executive Consultants, Inc.”.

2.6  By-Laws. At the Effective Time, the By-Laws of the Corporation in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation.

2.7  Directors. The directors of MergerSub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

2.8  Officers. The officers of the Corporation shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

2.9  Merger Consideration. The total merger consideration for the Equity Interests (the “Purchase Price”) shall be $603,571.43 in cash and cash equivalents and 330,688 Purchaser Shares, which shall be made available for delivery to the Sellers at the Closing. Each Seller’s allocation of the Purchase Price is set forth on Exhibit 2.9. The parties acknowledge that the cash portion of the Purchase Price may be reduced by $25,000 if the Company transfers one of the Company vehicles to one of the Sellers prior to the Closing.

2.9.1  Not later than thirty (30) days after the Closing Date, Purchaser shall calculate the Net Working Capital as of the Closing Date and shall provide Sellers with a written copy of such calculation. Such calculation shall be definitive and binding upon the parties unless Sellers shall give Purchaser written notice of any objection to such calculation within thirty days after the receipt thereof (an “Objection Notice”). If Sellers deliver an Objection Notice, the parties shall negotiate in good faith to resolve all disputes regarding the Net Working Capital. If the parties can not resolve such a dispute they shall mutually agree upon a nationally or regionally recognized accounting firm to determine the Net Working Capital, whose decision, absent manifest error, shall be binding upon the parties.

2.9.2  To the extent the Net Working Capital as of the Closing Date is less than $0 (the amount of any such difference referred to as the “Purchase Price Reduction Amount”), the Purchase Price, shall be reduced, dollar for dollar and share for share (based on the per share closing valuation), by the Purchase Price Reduction Amount. To the extent the Net Working Capital as of the Closing Date is greater than $ 0 (the amount of any such difference referred to as the “Purchase Price Increase Amount”) the Purchase Price, shall be increased, dollar for dollar and share for share (based on the per share closing valuation), by such amount. The amount due hereunder shall be paid within five (5) business days of the final determination of the Purchase Price Reduction Amount or Purchase Price Increase Amount, as the case may be, by wire transfer of immediately available funds. The the extent the calculation of Net Working Capital results in a Purchase Price Reduction Amount, the Sellers shall be responsible for this amount, although the Sellers may make arrangements among the Company Stockholders to allocate this obligation pro rata among all Company Stockholders.

2.9.3  Nothing contained in this Section 2.9 shall be interpreted to limit the indemnification provisions contained in Article 9 hereof except that to the extent the Net Working Capital calculation includes an amount for an item, such amount and item can not form the basis of a claim for indemnification under Article 9.

2.10  Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Equity Interests or any shares of common stock of MergerSub:

2.10.1  Each common share of the Company that is issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be terminated and canceled and become the right to receive the consideration described in Exhibit 2.9 for each Seller. As of the Effective Time, all such Company common shares shall be canceled, and when so canceled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate or other instrument representing any such common shares shall cease to have any rights with respect thereto, except the right to receive the Purchaser Shares hereunder, without interest.

2.10.2  Each option granted to an employee, consultant, director or independent contractor of the Company to acquire common shares that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall automatically be terminated and canceled for no consideration whatsoever.

2.10.3  All other Equity Interests, including common stock or other equity of the Company that is owned by, or held in the treasury of, the Company as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.10.4  Each share of the capital stock of MergerSub that is issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and become one validly issued, fully paid and non-assessable share of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Purchaser as set forth below:

3.1  Organization and Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of Maryland. TheCompany has all requisite power and authority to own and operate its Business and to carry on such Business as presently conducted. The Company is qualified or licensed to do business in each jurisdiction in which the conduct of its Business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Company. Schedule 3.1 lists: (i) the employer identification number for the Company; (ii) all legal names used by the Company and its predecessors in the last three (3) years; (iii) all entities merged with or into the Company or its predecessors in the last three (3) years; and (iv) the address for each location at which the Company has an office or otherwise has any material assets (other than Employees working out of their homes). Accurate and complete copies of the articles or certificates of organization or formation, operating agreements and other organization documents for the Company, each as amended to date, have been delivered to Purchaser.

3.2  Authorization. The Company and each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and each Seller has been duly authorized by all necessary action on the part of the Company and such Seller.

3.3  Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Company and each Seller. This Agreement constitutes a legal, valid and binding agreement of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4  Capitalization; Title to Equity Interests.

3.4.1  (i) The Equity Interests are solely owned, of record and beneficially, by the Sellers. The Equity Interests represent the only outstanding economic, voting, ownership or any other type of equity interest in the Company. There are no securities in the Company other than the Equity Interests.

3.4.2  The articles of incorporation and bylaws of the Company do not impose upon any holder of any Equity Interests any obligation to make capital contribution commitments to such Company. As of the Closing Date, the Equity Interests will be held by Sellers free and clear of all Encumbrances.

3.4.3  As of the Closing Date, none of the Sellers are subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Equity Interests. As of the Closing Date, except as set forth on Schedule 3.4, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of membership or other interest or security in the Company, other than pursuant to any actions taken by on behalf of Purchaser or its affiliates.

3.4.4  Schedule 3.4.4 sets forth a list of the officers and directors of the Company.

3.5  Subsidiaries. The Company has no subsidiaries and owns no equity interests in any other entity.

3.6  No Conflict or Violation; Consents. Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement by the Company and the Sellers nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the organizational documents of such Seller or the Company; (ii) a violation by any Sellers or the Company of any applicable Law; (iii) a violation by any Seller or the Company of any order, judgment, writ, injunction, decree or award to which such Seller or the Company is a party or by which any Seller or the Company is bound or affected; (iv) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than the Company a right of termination or consent under, any Material Contract to which the Company is a party; or (v) an imposition of an Encumbrance on the Equity Interests, or the assets of the Company.

3.7  Governmental Consents and Approvals. Except as set forth on Schedule 3.7, and except to the extent that the absence thereof would not have a Material Adverse Effect on the Company, no Permit, approval, consent or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority is required to be made or obtained by any Seller or the Company by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby in order to enable Purchaser to own the Equity Interests and to permit the Company to continue the lawful operation of its Business following the Closing Date in substantially the same manner as it is presently conducted by the Company.

3.8  Pending Litigation. Schedule 3.8 sets forth a complete and correct list of all pending Actions and, to the knowledge the Company, any Actions threatened against the Company, or which have been initiated by the Company, or which would affect the ability of each Seller to consummate the sale of their respective Equity Interests. None of the Actions, if adversely determined against the Company, or its directors or officers, would reasonably be expected to result in a loss, individually or in the aggregate, in excess of $10,000. To the knowledge of the Company, there is no basis for any Action which, if adversely determined against the Company, would reasonably be expected to result in a loss, individually or in the aggregate, in excess of $10,000.

3.9  Financial Information.

3.9.1  Financial Statements. The Company have furnished to Purchaser copies of (i) the unaudited balance sheet of the Company as of December 31, 2004, and the related statements of income for the fiscal year then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2003 and the related consolidated statements of income for the fiscal year then ended and (iii) the balance sheet for the Company as of November, 2005 (with respect to the Company, the “Most Recent Balance Sheet”) and the related statement of income for the 11 months then ended (with respect to the Company, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods, fairly and accurately present in all material respects the financial condition of the Company to which it relates at the respective dates thereof and the results of operations of the Company to which it relates for the respective periods covered by the statements of income contained therein, and are correct and complete in all material respects.

3.9.2  Accounting Controls. The Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions have been executed with management's authorizations, and transactions have been recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP. As of the date of the Most Recent Balance Sheet, there were no changes in the Company’s accounting procedures or internal controls.

3.9.3  Indebtedness. As of the Closing Date, the Company has no outstanding Indebtedness except as shown on Schedule 3.9.3.

3.9.4  Undisclosed Liabilities. Except as set forth on Schedule 3.9.4, the Company has no liabilities or obligations (known, unknown, asserted, unasserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise, including any liability for Taxes) except (i) liabilities which are reflected and properly reserved against in the Most Recent Balance Sheet of the Company and (ii) liabilities incurred in the ordinary course since the Most Recent Balance Sheet in an aggregate amount not exceeding $15,000 arising under any of the Contracts listed on Schedule 3.12.1.

3.9.5  Inter-company Assets and Liabilities. Except as set forth on Schedule 3.9.5, as of the Closing Date, all payable inter-company accounts receivable, accounts payable and accrued inter-company expenses between or among the inter-company group consisting of the Company, the Sellers and their respective affiliates, shall have been paid or otherwise extinguished and there will be no inter-company assets or liabilities.

3.10  Absence of Certain Changes. Since the Most Recent Balance Sheet, there has been no Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.10, since the Most Recent Balance Sheet the Company has not:

3.10.1  sold, assigned, licensed, leased, transferred, disposed of, or agreed to sell, assign, license, lease, transfer or dispose of, any asset other than in the Ordinary Course;

3.10.2  acquired any equity interests in any other Person, acquired any material assets, except in the Ordinary Course, nor acquired or merged with any other business or Person;

3.10.3  incurred or created any material Encumbrances on any of its assets;

3.10.4  suffered the destruction, damage or other loss (whether or not covered by insurance) of any assets or property material to the conduct of the Business;

3.10.5  increased the salary or other compensation payable or to become payable to any employee of the Company (“Employees”) or obligated itself to pay any bonus or other additional salary or compensation to any Employee in each case other than in the Ordinary Course;

3.10.6  other than with respect to at-will Employees, entered into any employment Contract or collective bargaining Contract, or modified the terms of any existing such Contract, or made any other change in employment terms for any Employees outside of the Ordinary Course;

3.10.7  terminated any Employees whose responsibilities are material to any of the Company.

3.10.8  adopted, amended, modified, or terminated any Employee Benefit Plan;

3.10.9  made any loan to, or entered into any other transaction with, any Employees, other than the hiring of at-will Employees in the Ordinary Course;

3.10.10  entered into any new Contract not in the Ordinary Course;

3.10.11  waived, amended, modified, terminated or canceled any Material Contract or material right, nor has any third party taken any such action with respect to any Material Contracts;

3.10.12  suffered any disposition or lapse of any Intellectual Property, including, without limitation, the expiration of any applications for registration of any Intellectual Property rights;

3.10.13  licensed any Intellectual Property, other than to end users, customers or distributors in the Ordinary Course;

3.10.14  made any capital expenditures;

3.10.15  made any investment in, or any loan to, any other Person;

3.10.16  created, incurred, assumed, or guaranteed any Indebtedness;

3.10.17  entered into any Contract to take any action, or permit any occurrence, described above;

3.10.18  satisfied or discharged any Encumbrances or discharged or paid any Indebtedness or other Obligation to any party;

3.10.19  entered into any other Obligation with any third party;

3.10.20  declared, set aside or paid any dividends, or in respect of any shares of capital stock, repurchased, redeemed or otherwise acquired shares of outstanding stock of the Company;

3.10.21  mortgaged, pledged or transferred any security interest in, or lien, created by the Company, with respect to any assets (except for tax liens for taxes not yet due and payable);

3.10.22  instituted or settled any action or Proceeding against the Company;

3.10.23  issued any new equity securities;

3.10.24  changed accounting methods or internal controls; or

3.10.25  failed to pay any obligation due in the ordinary course.

3.11  Real Property. Schedule 3.11 sets forth a complete and correct list of all real property leased by the Company (“Leased Real Property”). Except as set forth in Schedule 3.11, the Company has not subleased or otherwise granted any other Person a right to use any real property. The Company owns no fee interest in any real property.

3.11.1  To Company’s knowledge, no Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Leased Real Property.

3.12  Material Contracts.

3.12.1  Schedule 3.12.1 sets forth a complete list of the following Contracts (the “Material Contracts”): all (i) agreements for Indebtedness to which the Company is a party; (ii) agreements or commitments to make material capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties of the Company , other than in the Ordinary Course; (iv) agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any Person; (v) Leases; (vi) joint venture agreements and partnership agreements to which the Company is a party; (vii) any license from a third party to the Company for Intellectual Property, other than shrink wrapped software that is generally available in the commercial markets, such as word processing programs; (viii) Contracts involving any Company investment in, or any loan to, any other Person; (ix) other than with respect to at-will Employees, employment agreements or loan agreements with any Employees; (x) Contracts that involve payments or receipts of either (A) more than $20,000 annually or (B) $50,000 in the aggregate in future payments or receipts over the life of such Contract; (xi) Contracts of value which default could have a Material Adverse Effect; (xii) Contracts outside of the Ordinary Course and (xiii) Contracts that require consent or notice of assignment or will accelerate or terminate on change of control; (xiv) manufacturing or joint development agreements; (xv) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder); (xvi) contracts or commitments relating to commission arrangements with others; (xvii) consulting contracts and severance agreements, (xviii) indemnification agreements; (xix) any Contract with the federal, state or local government or any agency or department thereof; (xx) any Contract or other arrangement or understanding with a Related Party; (xxi) Contracts that are in the nature of offset or barter agreements.

3.12.2  Each Material Contract is valid, binding and enforceable against the Company in accordance with its term, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To the knowledge of the Company, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms. TheCompany is not in default, violation or breach in any material respect under any Material Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Except as disclosed on Schedule 3.12.2, each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby. The Company has not committed any act, and there has been no omission by the Company, which may result in, and there has been no occurrence which may give rise to, material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

3.13  Intellectual Property.

3.13.1  Schedule 3.13.1 sets forth a complete and correct list of all patents, patent applications, registered trademarks, registered service marks, mask works, trade names, registered copyrights, Software owned or licensed, under development or held for use the Company, and, in the case of Software developed by the Company, if any, a product description, the language in which it is written and the type of hardware platform(s) on which it runs, and all applications for registration included in the registered Intellectual Property filed by or held in the name of the Company.

3.13.2  (i) Without expansion of the representations and warranties made in this subsection 3.13.2(ii) and 3.13.2(iii), all right, title and interest in and to the Intellectual Property is either owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, or is licensed by the Company from a third party unaffiliated with any Seller pursuant to a valid and enforceable written license, and the Company has good and marketable title to such Intellectual Property, (ii) no claims have been made or, to the knowledge of the Company, threatened (including by way of a demand letter or offer to license), to the Sellers or the Company by any Person, and there are no grounds for any Person to claim that (A) the Companydoes not own or have the right to use, as applicable, any material Intellectual Property used in its Business, (B) the operation of the Business of the Company as presently conducted is infringing, misappropriating or otherwise violating the intellectual property rights of any Person, or (C) the Intellectual Property purported to be owned by the Company infringes, misappropriates or otherwise violates the intellectual property rights of any third party or is invalid or unenforceable, and (iii) to the knowledge of the Company,the Company is not infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person. The Company has taken all steps customary and reasonable in the industry (including, entering into appropriate confidentiality and nondisclosure agreements and work product agreements with all current and former officers, directors, subcontractors, employees, licensees and customers) in connection with the Business to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Intellectual Property. Without limiting the foregoing, all Intellectual Property rights that were created by consultants, independent contractors or other third parties for or on behalf of the Company are subject to written agreements pursuant to which all right, title and interest therein, including without limitation the copyrights thereto, have been duly and properly assigned to the Company. No current or former owners, equity owners, partners, directors, executives, officers, employees, independent contractors or any other parties has any interest in or right to any Intellectual Property, including, but not limited to, the right to royalty payments.

3.13.3  Except as set forth on Schedule 3.13.3, to the knowledge of the Company, no Person is currently infringing or otherwise violating any Company rights in any owned Intellectual Property.

3.13.4  No rights or permission of the Company or any other party are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intellectual Property, except as provided under any licenses relating thereto.

3.13.5  Set forth on Schedule 3.13.5 are all Internet domain names related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by the Company.

3.13.6  The registrations with respect to the registered Intellectual Property owned by the Company set forth on Schedule 3.13.1 (other than those trademarks designated “Inactive Marks” or “Trademark Applications”) are complete and accurate and are in full force and effect.

3.13.7  The Company maintains in connection with their operations, activity, conduct and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of the Company in connection with, related to, pursuant to, in the conduct of, or as part the Business. The privacy statement is attached on Schedule 3.13.7.

3.14  Employee Matters.

3.14.1  There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against the Company. The Company is not a party to or bound by any collective bargaining agreement with respect to any Employees. To the knowledge of the Sellers and the Company, no certification question or organizational drive exists or has existed within the past two (2) years with respect to Employees. Except as set forth on Schedule 3.8, there is no unfair labor practice, charge or complaint of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or any other matter against or involving the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority pertaining to or involving Employees. Except as set forth on Schedule 3.14.1 and except as required by any Law, the Company has not entered into any severance Contract or similar arrangement in respect of any Employee that will result in any obligation (absolute or contingent) of the Company to make any payment to any Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

3.14.2  Schedule 3.14.2 lists the names, current base salary or hourly wage rate and the 2004 bonuses and commissions of all Employees, consultants and third party agents of the Company.

3.14.3  The Company is in compliance in all material respects with all applicable Laws relating to employment practices. The Company has delivered to Purchaser accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of its employees.

3.14.4  Schedule 3.14.4 sets forth a complete and correct list of all Employee Benefit Plans of the Company. Each such Employee Benefit Plan complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any such Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the Company, and neither any Seller nor the Company has failed to make any contribution to, or to make any payment under, any such Employee Benefit Plan that it was required to make prior to Closing pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company. Further, the Company maintains a non-qualified deferred compensation plan designated as “NQDC” on Schedule 3.14.4 whereby employees may elect to exclude a portion of their compensation to purchase life insurance. The Company shall terminate the "Plan" prior to Closing.

3.15  Taxes. Except as set forth on Schedule 3.15, (i) all Tax Returns relating to the Company that are required by Law to be filed have been duly filed on a timely basis, (ii) all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, (iii) the Company has not waived nor has been requested to waive any statute of limitations in respect of Taxes, (iv) there are no pending or threatened Actions for the assessment or collection of Taxes that relate to the activities or income of the Company, (v) there are no liens for Taxes upon the assets of the Company other than liens for Taxes not yet due and payable or being contested in good faith, (vi) all material Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on their respective Books and Records in accordance with GAAP and (vii) all Tax deficiencies of the Company determined as a result of any past completed audit have been satisfied. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company. The Sellers have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions for which Purchaser would have been obligated to collect or withhold Taxes.

3.16  Compliance with Law. Except as set forth on Schedule 3.16, the Company currently conducts its Business in compliance in all material respects with all Laws applicable to the conduct of its Business. No Seller or the Company has received any written notice from, nor does any Seller have any knowledge that, any Governmental Authority or other Person is claiming or threatening to claim any violation or potential violation of any Law with respect to the Company.

3.17  Permits. The Company holds all material Permits necessary for the lawful operation of its Business as presently conducted, and all such Permits are in full force and effect.

3.18  Insurance. Schedule 3.18 contains an accurate list of all policies of insurance in effect on the date hereof relating to the Company. All such policies are valid, outstanding and enforceable. The Company has not received notice of any actual or threatened modification or cancellation of any such insurance. Except as set forth on Schedule 3.18, there are no pending claims under any insurance policies.

3.19  Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Seller or the Company in such manner as to give rise to any claim for any brokerage or finders’ commission, fee or similar compensation.

3.20  Accounts Receivable; Expenses.

3.20.1  The accounts and notes receivable reflected in the Most Recent Balance Sheet of the Company are recorded in accordance with GAAP. The accounts and notes receivable on the date of the Most Recent Balance Sheet arose from bona fide transactions, including sales of goods or services rendered, and represent bona fide claims against debtors for sales, services performed or other charges and all of the goods delivered and services performed which give rise to such accounts were delivered or performed in accordance with applicable orders, contract or customer requirements. All such accounts and notes are collectible except to the extent of any reserves. All reserves for bad debt shown on the Most Recent Balance Sheet of the Company are reflected properly in accordance with GAAP.

3.20.2  The collection practices employed by the Company have not changed from the Ordinary Course since the date of the Most Recent Balance Sheet.

3.20.3  There has been no unusual discounts or accelerations in connection with any accounts or notes receivable after the date of the Most Recent Balance Sheet of the Company.

3.20.4  As of the Closing Date, the Company shall have paid all expenses currently due and owing, consistent with past practices.

3.21  Customers. Schedule 3.21 sets forth a complete and accurate list of the names of all of the customers of the Company, showing the approximate total billings in United States dollars to each such customer during the last fiscal year and the present year to date. The Company has not received any written communication from any customer named on Schedule 3.21 of any intention to return, terminate or materially reduce purchases from the Company.

3.22  Bank Accounts. Set forth on Schedule 3.22 is a complete list of all bank, brokerage or similar account of the Company and the names of all officers or employees who are authorized to make withdrawals therefrom or dispositions thereof.

3.23  Books and Records. Except as set forth on Schedule 3.23, the Books and Records of the Company have been maintained in accordance with generally accepted industry practice. The Books and Records are true, accurate and complete in all material respects and fairly reflect the activities of the Company.

3.24  Questionable Payments. None of the partners, members, owners, directors, managers, executives, officers, representatives, agents or employees of the Company (when acting in such capacity or otherwise on behalf of the Company): (i) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other corporate properties; (v) has made at any time since the date of formation any false or fictitious entries on the books and records of the Company; or (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company.

3.25  Environmental Matters.

The Company has at all times been in compliance in all material respects with applicable Environmental Laws in respect to the Leased Real Properties. The Company has not received any notice from any governmental agency in connection with environmental issues arising out of or relating to the Leased Real Property. There are no pending civil, criminal or administrative proceedings against the Company under any Environmental Laws arising out of relating to the condition of any of the Leased Properties or the Company’s activities thereon. Except as set forth on Schedule 3.25, to the Company’s knowledge, no underground or above ground storage tanks, active or abandoned, are present at any Leased Real Property.

3.26  Financial Projections: Operating Plan. The Sellers have made available to Purchaser certain financial projections with respect to the Company which projections were prepared for internal use only. These projections were prepared in good faith and are based on assumptions believed by the Sellers to be reasonable as of the date the projections were prepared and the Sellers have disclosed any material changes since their delivery to the Purchaser.

3.27  Investment Intent. Sellers are acquiring the Purchaser Shares for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Sellers are “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Sellers understand and agree that they may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Purchaser Shares (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

3.28  No Other Agreements to Sell the Company or the Equity Interests. The Sellers do not have any legal obligation, absolute or contingent, to any other Person to sell the Equity Interests or the assets of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement

3.29  Full Disclosure. No representation or warranty of any of the Sellers in this Agreement and no statement contained in any written material or certificates furnished or to be furnished to Purchaser (including the information provided in the Schedules hereto) pursuant hereto (i) contains any untrue statement of any material fact or (ii) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respects.

3.30   Tax Status. Effective for years beginning on or after January 1, 1997, the Company, with consent of the Sellers, has elected under the Internal Revenue Code to be an "S" Corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. The Company presently operates on a calendar year basis for financial and income tax reporting purposes.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

4.1  Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. The MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of Maryland.

4.2  Authorization. Each of Purchaser and MergerSub has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser and MergerSub of this Agreement has been duly authorized by all necessary action on the part of Purchaser and/or MergerSub.

4.3  Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser and MergerSub and constitutes a legal, valid and binding agreement of each of Purchaser and MergerSub, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4  No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser and MergerSub nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Purchaser’s or MergerSub’s organizational documents or any subscription, members’ or similar agreements or understandings to which any of them is a party; (ii) a violation by Purchaser or MergerSub of any applicable Law or (iii) a violation by Purchaser or MergerSub of any order, judgment, writ, injunction, decree or award to which any of them is a party or by which any of them is bound or affected.

4.5  Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Purchaser or MergerSub by virtue of the execution, delivery or performance of this Agreement.

4.6  Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any claim for any brokerage or finders’ commission, fee or similar compensation.

4.7  Investment Intent. Purchaser is acquiring the Equity Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Purchaser understands and agrees that it may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Equity Interests (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

4.8  Capital Structure. As of June 30, 2005, the authorized capital stock of Purchaser consists only of:  150,000,000 shares of Common Stock, of which 3,110,800 shares were issued and outstanding; 16,000,000 shares of Series C Preferred Stock, 14,193,095 shares of which are issued and outstanding; 8,863,636 shares of Series D Preferred Stock, 6,136,136 of which are issued and outstanding; and outstanding options and warrants to purchase 22,285,971 shares of Common Stock and there are no other authorized shares of any class authorized, issued or outstanding.  In addition, outstanding convertible subordinated notes are convertible into 2,500,000 shares of Common Stock and warrants to purchase 2,065,505 shares of Common Stock were issued in connection with the Purchaser’s senior credit facility. Other than the convertible instruments described above, no person has any phantom rights, options, warrants or other equity interest or instrument convertible into any equity interest in Purchaser or otherwise has any right to acquire any equity interest or any instrument convertible into any equity interest in Purchaser.  All of the issued and outstanding shares of Purchaser’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in full compliance with applicable state and Federal securities law and any rights of third parties.

4.9 SEC Documents/Purchaser Financial Statements. Purchaser has furnished or made available to the Sellers true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2004, all in the form so filed (all of the foregoing being collectively referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The consolidated financial statements of Purchaser, including the notes thereto, included in the SEC Documents (the “Purchaser Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rule) and present fairly, in all material respects, the consolidated financial position of Purchaser at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE 5
CLOSING

5.1.1 Closing. The Closing shall take place on or about February __, 2006 or such later date as all of the conditions in Articles 7 and 8 are fulfilled or waived, but in no event shall the Closing be later than February 28, 2006 (the “Drop Dead Date”).

5.1.2 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.

ARTICLE 6
COVENANTS

6.1 Access to Information.

6.1.1 The Company and Sellers have given and shall continue to give Purchaser and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties and assets and customers of the Company and to all of the Company’s documents, Books and Records relating to its current and past operations and Business and to make copies thereof and permit such representatives to interview and question the Customer’s employees. Purchaser will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and will be held confidential by those to whom it is disclosed.

6.1.2 Provided Purchaser and Purchaser’s representatives have signed reasonable confidentiality agreements protecting the confidential information of Sellers, each Seller shall give Purchaser access to such Seller’s Books and Records as they relate to the Company or any Subsidiary after the Closing, during regular business hours upon not less than two (2) business days’ notice, as necessary, in order for Purchaser to prepare tax filings and audits and in connection with debt or equity financings.

6.2 Conduct of the Business Pending Closing. Between the date hereof and the Closing hereunder, the Company will:

6.2.1 not take any action which would render untrue any of the representations or warranties of the Company and the Sellers herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

6.2.2 conduct its Business in the Ordinary Course;

6.2.3 not enter into any Contract with any party, other than Contracts entered into in the Ordinary Course, and not amend, modify or terminate any Contract other than in the Ordinary Course without the prior written consent of Purchaser;

6.2.4 use commercially reasonable efforts to preserve its business intact, to keep available the services of its Employees, and to preserve its relationships with its customers and others with whom it deals consistent with past practice;

6.2.5 not reveal, orally or in writing, to any party, other than Purchaser and Purchaser’s authorized agents, any of the business procedures and practices followed by it in the conduct of its Business or any technology used in the conduct of its Business;

6.2.6  maintain in full force and effect all of the insurance policies listed on Schedule 3.18 and make no change in any insurance coverage without the prior written consent of Purchaser;

6.2.7 keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

6.2.8 continue to maintain all of its usual Books and Records in accordance with its past practices and not to make any material Tax elections;

6.2.9 not amend its articles or incorporation, bylaws or other organizational documents;

6.2.10 not declare or make any dividend or other payment on or with respect to the Equity Interests, redeem or otherwise acquire any securities or issue any securities or any, option, warrant or right relating thereto;

6.2.11 not pay any bonuses to any of its Employees, other than in the Ordinary Course;

6.2.12 not waive any right or cancel any claim;

6.2.13 not increase the compensation or the rate of compensation payable to any of its Employees without the prior written approval of the Purchaser;

6.2.14 maintain its entity existence and not merge or consolidate with any other entity;

6.2.15 comply with all provisions of any Contract applicable to it and all applicable Laws consistent with past practices;

6.2.16 except with Purchaser’s consent, not make any capital expenditures in excess of $5,000 per expenditure and/or $10,000 in the aggregate;

6.2.17 neither discuss nor negotiate with any other Person or entity the sale or other transfer, or Encumbrance, of the assets or the Equity Interests of the Company;

6.2.18 deposit all funds received into the Company’s principal bank accounts and will pay all expenses of the Company from such accounts; and

6.2.19 use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

6.3 Payment on Account of Contract. Between the date hereof and up until and after the Closing hereunder, each Seller shall immediately remit any payment it receives (if any) on account of a Contract to the Company.

6.4 Product Development; Competition. Sellers shall not directly or indirectly sell or develop products that are functionally similar or that would compete with the current products of the Company.

6.5 Governmental Permits and Approvals. The Company and the Sellers shall use their commercially reasonable efforts to obtain all Permits and approvals from any Governmental Authority required to be obtained by the Sellers and/or the Company and/or the Purchaser for the lawful consummation of the transactions contemplated hereby, and to take all steps necessary to transfer or have reissued to Purchaser any governmental licenses, approvals or permits by Closing.

6.6 Reasonable Efforts. Purchaser shall use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

6.7 Confidentiality. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions.

6.8 Health Insurance. In addition to the payments specified herein the Purchaser agrees that the Company shall continue health insurance coverage for Joy Gilbert, Joel Gilbert and Jeffrey Gilbert under the same terms as exist as of the date of the Agreement (including where applicable family coverage) at no cost to the Sellers until the end of the month in which a date ninety (90) days after the Closing Date occurs.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Closing of Purchaser. Each and every obligation of Purchaser to enter into the transactions contemplated by this Agreement and complete the Merger is subject, at Purchaser’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1 The representations and warranties of the Company and Sellers contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. Each Seller and the Company will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Each Seller and the Company will have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect;

7.1.2 No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which could materially affect the assets, Obligations, financial condition or prospects of the Company or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions;

7.1.3 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by the Company and any Seller will have been obtained and/or made, as the case may be, and shall be in full force and effect; and

7.1.4 The deliveries set forth in Section 8.1 shall have occurred.

7.2 Conditions Precedent to Closing of the Company and Sellers. Each and every obligation of the Company and Sellers to enter into the transactions contemplated by this Agreement and complete the Closing is subject, at their option, to the fulfillment and satisfaction of each of the following conditions:

7.2.1 The representations and warranties of Purchaser contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Purchaser will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Purchaser will have delivered to Seller a certificate, dated the Closing Date, to the foregoing effect;

7.2.2 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Purchaser will have been obtained and/or made, as the case may be, and shall be in full force and effect;

7.2.3 No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the carrying out of the transactions contemplated hereby; and

7.2.4 The deliveries set forth in Section 8.2 shall have occurred.

ARTICLE 8
DELIVERIES AT CLOSING

8.1 The Company and Sellers Deliveries at Closing. The Company and the Sellers, as applicable, shall deliver to Purchaser at Closing:

8.1.1 Good standing certificate or the equivalent for the Company, dated no earlier than ten (10) days before the Closing Date, from the jurisdiction of incorporation.

8.1.2 A certified copy of the articles of incorporation or organization, and each amendment thereto, of the Company, from the secretary of state of the jurisdiction in which such Company is incorporated.

8.1.3 A true and correct copy of the Company’ bylaws or operating or similar agreement, and each amendment thereto.

8.1.4 Duly executed resignations of each member of the board of directors of the Company.

8.1.5 The minute books, equity transfer books or similar books and records and seal of the Company.

8.1.6 All keys to safe deposit boxes of the Company and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.7 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Purchaser in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2 Purchaser’s Deliveries at Closing. Purchaser shall deliver to the Sellers at Closing:

8.2.1 .All other agreements, certificates, instruments and documents reasonably requested by any Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.3 Exchange of Equity Interests for Purchase Price. The Purchaser shall deliver to each Seller such Seller’s portion of the Purchase Price as set forth on Exhibit 2.9 at such time as each Seller delivers to the Purchaser (i) the certificate representing the Equity Interest held by such Company Stockholder and (ii) for any Seller receiving Purchaser Shares, an executed signature page to the Registration Rights Agreement.

ARTICLE 9
INDEMNIFICATION

9.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of one year following the Closing Date, except all representations and warranties made by Sellers under Sections 3.4, 3.5, and 3.15, which shall survive the Closing through the date of the applicable statute of limitations.

9.2 Indemnification Obligations.

9.2.1 Indemnification by Seller. Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser, the Company and their respective affiliates, and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by any of the Sellers of any covenant or agreement contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of any of the Sellers pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by any of the Sellers herein; and (iii) the operation of the Business of the Company prior to the Closing Date provided, however, that:

9.2.1.1 None of the Sellers shall be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $10,000, in which case all Damages shall be paid, and (ii) in no event shall the aggregate amount of Damages payable by the Sellers exceed $100,000, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Sellers under Sections 3.2, 3.4, 3.5, 3.9.5, 3.15 and 3.19; and

            9.2.2 Indemnification by Purchaser. Purchaser and MergerSub shall indemnify, defend and hold harmless Sellers and any of their affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Purchaser herein; and (iii) the operation of the Business of each of the Company after the Closing Date (including tax liabilities arising after the Closing Date for periods commencing after the Closing Date) provided, however, that, (A) Purchaser shall not be required to pay any Damages to Sellers or any such Persons with respect to the breach of any representation or warranty pursuant to the foregoing clause (ii) unless the aggregate amount of all Damages exceeds $10,000, in which case all Damages shall be paid, and (B) in no event shall the aggregate amount of Damages payable by Purchaser exceed $100,000.

9.2.3 Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder, Indemnitee shall notify the other party(s) (“Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim. Notwithstanding anything in this Agreement to the contrary, written notice of any Indemnitee’s claim for indemnification for breach of representations and warranties must be given within the survival period for such representations and warranties set forth in Section 9.1, and any indemnity claim for breaches of representations and warranties which has not been noticed in writing by such date shall be time-barred, irrespective of whether such claim was known or unknown by such date to the party seeking indemnification. Each notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of a dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor’s delivery of notice of a dispute, either party may seek judicial resolution of the dispute. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

9.2.4 Defense of Third Party Claims. Upon receipt by Indemnitor of a notice from an Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor assumes the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release it from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee~~'~~’s right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor~~'~~’s expense (subject to the validity of the Indemnitee’s claim), and Indemnitee shall have control over the litigation and authority to resolve such claim with the prior consent of Indemnitor, which consent shall not be unreasonably withheld.

9.3 No Double Recovery. Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Damages suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnitor shall not be liable for indemnification to the extent the Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the procedures set forth in Section 9.2.

9.4 Cooperation. Notwithstanding anything to the contrary contained in this Article 6, the parties shall cooperate with each other in connection with any claim for indemnification hereunder, including to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted.

9.5 Mitigation. The amount of any Damages of any Indemnitee under this Article 6 shall be net of (a) the amount, if any, receivable by the Indemnitee from any third party (including, without limitation, any insurance company or other insurance provider) and (b) the amount, if any, equal to the Tax benefit (such amounts being collectively referred to herein as a “Third Party Reimbursement”), in respect of or attributable to the Damages suffered thereby. If, after receipt by the Indemnitee of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto.

9.6 Exclusive Remedy. Except in the case of fraud, the indemnification provided in this Article 9 will constitute the exclusive remedy of the Purchaser, the MergerSub, the Company, or Sellers and their affiliates and Representatives, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Purchaser and Sellers each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s affiliates, to the contrary.

9.7 Adjustments to Purchase Price. Any payments made pursuant to this Article 9 shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Sellers and Purchaser.

9.8 Intentional Misrepresentation. Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

9.9 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its affiliates will be liable to the other party(s) or its affiliates for any Damages other than compensatory Damages. Each party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement; provided, however that the foregoing shall not limit any indemnification obligations of either party with respect to third party claims.

ARTICLE 10
TAX MATTERS

10.1 Payment of Taxes. Sellers shall pay, and indemnify, defend and hold the Purchaser and the Company harmless against, any and all Taxes of the Company (including without limitation, any Taxes due from Sellers) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, including Taxes due after the Closing Date relating to deferred revenue for which the underlying license or maintenance payments were collected prior to the Closing Date (the “Pre-Closing Tax Period”). In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

10.2 Preparation of Tax Returns.  Sellers shall prepare and file all income Tax Returns for the Company for any tax periods ending on or prior to the Closing Date, except for any Tax Returns due after the Closing Date in which case Purchaser shall prepare such Tax Returns and Sellers shall have the right to review and approve such Tax Returns at least 10 business days prior to filing, which approval shall not be unreasonably withheld. Except as otherwise provided in the preceding sentence, Purchaser shall prepare all Tax Returns for the Company. Sellers shall reimburse Purchaser for Taxes of the Company which are allocable to the Pre-Closing Period (in accordance with Section 10.1) within 15 days after payment by Purchaser or the applicable Company of such Taxes. Purchaser shall not file, or cause the Company to file, any amended Tax Returns for the Company for tax periods that include a period prior to the Closing Date without prior written consent of Sellers, such consent not to be unreasonably withheld or delayed.

10.3 Payment Over of Refunds. The Company shall promptly pay, and Purchaser shall cause the Company to pay, to Sellers any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date.

10.4 Control of Tax Audits. Sellers shall have the right, at their own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company; provided that Sellers shall not resolve any such contest without the consent of Purchaser, such consent not to be unreasonably withheld or delayed. Purchaser shall have the right, at its own expense, to control, or have the Company control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

10.5 Cooperation. Purchaser and the Company, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers as the case may be, shall allow the other party to take possession of such books and records. Upon request, Purchaser and Sellers further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby)~~.~~

10.6 Payment of Taxes. Not withstanding anything to the contrary contained herein the Sellers and Purchaser agree to elect the "specifc accounting" method of allocation under Section 1377(a)(2) of the Internal Revenue Code, whereby the Company is treated as if it has two tax years for allocating income and losses. Such allocation will be calculated "as if" the Company had elected to be taxed on the accrual basis of accounting whereby income will be recognized when earned, irrespective of when the payment is received; and expenses are recognized in the period benefited, and not when payment is made for such services.

10.7 Transfer Taxes. Purchaser and Sellers shall each bear one half of all sales, transfer, stamp, real property transfer or gains or similar Taxes incurred, whether direct or indirect, as a result of the purchase of the Equity Interests by the Purchaser.

ARTICLE 11
TERMINATION

11.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(i) by mutual consent of Purchaser, on the one hand, and Sellers on the other;

(ii) by Purchaser, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred by the Drop Dead Date, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Purchaser, on the one hand, or Sellers on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(iv) by Sellers if Purchaser (x) breaches its representations and warranties in any material respect or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; or

(v) by Purchaser if Sellers and/or the Company (x) breach their representations and warranties in any material respect or (y) fail to comply in any material respect with any of its covenants or agreements contained herein.

11.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.2 and Sections 6.7 (Confidentiality), the limitations on indemnity set forth in Article 9, Section 12.3 (Expenses) and 12.5 (Controlling Law), which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of Purchaser or Seller to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1 Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

12.2 Publicity. Any press release or similar announcement concerning the consummation of the transactions contemplated hereby by any party shall be provided to the other parties for review and approval prior to its release, which approval shall not be unreasonably withheld; provided, however, Sellers or Purchaser or their affiliates may, without the consent of the other, publish and use standard tombstone announcements regarding the consummation of the transactions contemplated by this Agreement; provided further, that in no event shall any party publicly disclose the Purchase Price or the approximate amount thereof, without the consent of the other parties. Following the issuance of the initial announcement, either party may, without the consent of the other, publish additional announcements that contain substantially similar material as the initial announcement. This Section 12.2 shall not prevent announcements provided by law or securities regulations, provided that the other parties hereto shall have the opportunity to read and comments on such announcements prior to the release thereof.

12.3 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

12.4 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

12.5 Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Maryland, without regard to the Laws of the State of Maryland as to choice or conflict of Laws.

12.6 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a other or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

12.7 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, each Seller may, without the consent of Purchaser, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any Affiliate of such Seller, provided that such assignment shall not relieve any Seller of any of its obligations under this Agreement and Purchaser may, without the consent of Sellers, whether before or after the Closing, assign all of its rights under this Agreement to a wholly owned subsidiary of Purchaser, provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement prior to Closing.

12.8 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

12.9 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Sellers:

Exeutive Consultants, Inc.
16 Battery Ridge Drive
Gettysburg, PA 17325
Attn: Jim Gilbert
Facsimile No.: 717-359-7547

With a copy to:

Gerald K. Gimmel, Esquire
4 Professional Drive, Suite 145
Gaitherburg, MD 20879
Facsimile No.: 301-590-9784

If to Purchaser:

Warp Technology Holdings, Inc.
200 Railroad Avenue, Third Floor
Greenwich, CT 06830
Attn: Ernest Mysogland
Facsimile No.: (203) 422-5329

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of satisfactory transmission of a facsimile if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

12.10 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

12.11 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

12.13 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

12.14 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “or” shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement and all references to Schedules are to Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

12.15 Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

12.16 Attorney’s Fees.  In furtherance and not limitation of Article 9, if any party should breach any term, condition or obligation created by this Agreement, then the non-breaching party shall be entitled to be reimbursed for all of its reasonable attorneys' fees, court costs, litigation fees, transcript costs, deposition costs, and other related litigation and non-litigation costs incurred by said non-breaching party, with all of the same to be paid by the breaching party to the non-breaching party

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[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:

WARP TECHNOLOGY HOLDINGS, INC.

By:  /s/ Ernest Mysogland
Name: Ernest Mysogland
An authorized officer

MERGERSUB:

ECI ACQUISITION, INC.

By:  /s/ Ernest Mysogland
Name: Ernest Mysogland
An authorized officer

COMPANY:

EXECUTIVE CONSULTANTS, INC.

By:  /s/ James Gilbert
Name: James Gilbert
An authorized officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

SELLERS:
/s/ James Gilbert
Name: James Gilbert

 /s/ Joy Gilbert
Name: Joy Gilbert

 /s/ Jeff Gilbert
Name: Jeff Gilbert

 /s/ Joel Gilbert
Name: Joel Gilbert